Securities Purchased Pursuant to Rule 10F-3
Micro Cap fund
January - March 2000
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					Security Purchased	Comparison Security	Comparison Security
Issuer				Websense, Inc.		N2H2, Inc.			Webtrends

Underwriters			Chase Sec, SG Cowen, 	CIBC World Markets, US 	Dain Rauscher Wessels,
					Wit SoundView, 		Bancorp Piper Jaffray, 	BancBoston Robertson
					FleetBoston Robertson 	etc., including DBSI"	Stephens, SoundView
					Stephens, Banc of 					Technology Group, etc.
					America Sec, CIBC
					World Markets, DBSI,
					SSB, Warburg Dillon
					Read, Crowell Weedon,
					Dain Rauscher Wessels,
					E*Offering Corp, First
					Albany, First Security
					Van Kasper, Pacific
					Crest Sec

Years of continuous
operation, including
predecessors			>3				>3				>3

Security 				WBSN				NTWO				WEBT

Is the affiliate a
manager or co-manager
of offering?			No				No				No

Name of underwriter or
dealer from which purchased	Chase H&Q			n/a				n/a

Firm commitment?			Yes				Yes				Yes

Trade date/Date of Offering	3/27/2000			7/29/1999			5/12/1999

Total dollar amount of
offering sold to QIBs		$-   				$-   				$-

Total dollar amount of any
concurrent public offering	$72,000,000.00 		$65,000,000 		$94,875,000

Total					$72,000,000.00		$65,000,000 		$94,875,000

Public offering price		18.00 			13.00				33.00

Price paid if other than POP					n/a				n/a

Underwriting spread or
commission				$1.26 (7%)			$0.91 (7%)			$1.73 (5.24%)

Shares purchased			200 				n/a				n/a

$ amount of purchase		$3,600.00 			n/a				n/a

% of offering purch by fund	0.005%			n/a				n/a

% of offering purchased
by associated funds		0.105%			n/a				n/a

Total (Must be less
than 25%)				0.110%			n/a				n/a

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